UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curaçao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curaçao	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Bradley R. Mason as President and Chief Executive Officer and Related Compensation Arrangements; Letter Agreement with Robert S. Vaters

On March 12, 2013, Orthofix International N.V. (the “Company”) and its subsidiary Orthofix Inc. (the “Subsidiary,” and collectively with the Company, “Orthofix”) entered into a letter agreement with Robert S. Vaters, pursuant to which it was mutually agreed that Mr. Vaters’ employment with Orthofix would cease as of the close of business on March 12, 2013 (the “Letter Agreement”). Pursuant to the terms of Letter Agreement, Mr. Vaters also resigned from the board of directors of the Company (the “Board”) as of such date. Mr. Vaters’ resignation from the Board was not due to any disagreement with the Company relating to the Company’s operations, policies or practices.

On the same date, Orthofix entered into an employment agreement with Bradley R. Mason, effective as of March 13, 2013 (the “Employment Agreement”), pursuant to which Mr. Mason has been appointed as Orthofix’s President and Chief Executive Officer. In connection with the Employment Agreement, the Company entered into (i) an inducement stock option agreement with Mr. Mason (the “Inducement Stock Option Agreement”) and (ii) a restricted stock agreement with Mr. Mason (the “Restricted Stock Agreement”). Each of these agreements with Messrs. Vaters and Mason were approved by the Compensation Committee of the Board (the “Compensation Committee”).

Mr. Mason rejoins the Company after previously serving as its Group President, North America from June 2008 through October 2009, and as a Strategic Advisor from November 2009 through October 2010, when he retired from the Company. Prior to being appointed as Group President, North America, he had served as a Vice President of the Company since December 2003, when the Company acquired Breg, Inc. Prior to its acquisition by Orthofix, Mr. Mason had served as President and Chairman of Breg, a company he principally founded in 1989 with five other shareholders. Mr. Mason has over 25 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formally DonJoy) where he was a founder and held the position of Executive Vice President. Since his retirement from Orthofix in 2010, he has served in a variety of part-time consulting and advisory roles, including as a consultant to Orthofix since October 2012 (which consulting relationship has been terminated as of March 13, 2013). Mr. Mason is the named inventor on 38 issued patents in the orthopedic product arena. He graduated Summa Cum Laude with an Associate of Arts and Associate of Science degree from MiraCosta College.

Under the terms of the Employment Agreement, Mr. Mason will be nominated to the Board at the Company’s 2013 annual general meeting of shareholders. The Board believes that Mr. Mason’s leadership skills, operational knowledge and industry expertise, and his perspective as the Company’s President and Chief Executive Officer, will bring unique and valuable insight to the Board.

A summary of the above-referenced agreements is set forth below. This summary does not constitute a complete summary of the terms of such agreements, and is qualified in its entirety by reference to the text of these agreements, which are filed herewith as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

Employment Agreement with Mr. Mason

The Employment Agreement with Mr. Mason provides that Mr. Mason shall serve as President and Chief Executive Officer of each of the Company and the Subsidiary. The initial term of the agreement continues through July 1, 2014, with automatic one-year renewals commencing on July 1, 2014, and on each July 1 thereafter, unless either party notifies the other party of its intention not to renew the agreement at least 90 days prior to the next July 1 renewal date. The agreement further provides that if a change of control (as that term is defined in each agreement) occurs during the initial term or during any renewal term, the agreement will automatically be extended for two years from the date of such change of control.

The agreement provides that Mr. Mason will receive an annual base salary during the term of no less than $580,000 per year, a target bonus opportunity under the Company’s annual incentive plan of at least 125% of his then-current base salary, and an opportunity to earn a maximum bonus under such plan of not less than 188.5% of his then-current base salary. Mr. Mason also receives certain temporary transition living and relocation assistance until October 1, 2013, and a car allowance of $900 per month.

Mr. Mason is generally entitled to the following in the event of a termination prior to the end of the term as a result of (i) death, (ii) disability (as defined in the agreement), (iii) termination by Mr. Mason for “good reason” (as defined in and pursuant to the terms of the agreement), or (iv) termination by Orthofix without “cause” (as defined in and pursuant to the terms of the agreement):

•	Any unpaid base salary and accrued vacation owing through the date of termination.

•	The pro rata amount of any incentive compensation for the fiscal year of his termination of employment (based on the number of business days he is actually employed by Orthofix during the fiscal year in which the termination of employment occurs) based on the achievement of the goals (as that term is defined in the agreement) for the calendar year of his termination.

•	An amount equivalent to 100% of his “base amount” (as that term is defined in the agreement). This multiple increases to 150% for payments triggered following a change of control. Under the agreement, “base amount” means an amount equal to the sum of:

(1)	Mr. Mason’s annual base salary at the highest annual rate in effect at any time during the term of employment; and

(2)	the lower of:

•	Mr. Mason’s target bonus in effect during the fiscal year in which termination of employment occurs, and

•	(a) the average of his annual bonuses actually earned for the two years ending immediately prior to the year in which termination of employment occurs or (b) if greater, the average of his annual bonuses actually earned for the two years ending immediately prior to a change of control or potential change of control (as those terms are defined in the agreement), provided that in the case of each (a) and (b), further equitable adjustments will be made to reflect that Mr. Mason was not an Orthofix employee in 2011 and 2012, and that he will be employed by Orthofix for less than all of the 2013 calendar year.

•	If he elects COBRA in a timely manner, for the lesser of 12 months after termination or until he secures coverage from new employment, he will receive a monthly cash payment equal to the cost of continuation of coverage under Orthofix’s medical and dental benefit plans in which he was participating at the time of termination of employment. This payment period is increased from 12 months to 18 months following a change of control.

•	$12,500 for use towards outplacement services.

The agreement contains confidentiality, non-competition and non-solicitation covenants effective so long as Mr. Mason is an employee and for a period of twelve months after employment is terminated (or, in the event of termination following a change of control, for eighteen months after employment is terminated). The agreement also contains confidentiality and assignment of inventions provisions that last indefinitely.

Inducement Stock Option Agreement and Restricted Stock Agreement with Bradley R. Mason

As an inducement to Mr. Mason’s employment, the Compensation Committee awarded grants to Mr. Mason of (i) stock options to acquire up to 150,000 shares of common stock of the Company (“Common Stock”) pursuant to the Inducement Stock Option Agreement and (ii) 10,000 restricted shares of Common Stock of the Company pursuant to the Restricted Stock Agreement.

The exercise price of the stock options granted pursuant to the Inducement Stock Option Agreement is $38.82, which was the closing price of the Common Stock on the NASDAQ Stock Market on March 13, 2013, the date of grant. Subject to certain further requirements set forth in the Inducement Stock Option Agreement, fifty percent (50%) of these options will vest upon the closing price of Common Stock averaging a price of $45 or greater over a period of 22 trading days, and fifty percent (50%) of these options will vest upon the closing price of the Common Stock averaging a price of $50 or greater over a period of 22 trading days. The stock option grant was made pursuant to NASDAQ Marketplace Rule 5635(c)(4).

The restricted shares of Common Stock granted pursuant to the Restricted Stock Agreement were granted pursuant to the terms of the Company’s 2012 Long-Term Incentive Plan. The Restricted Stock Agreement provides that these shares will “cliff” vest on March 13, 2016, the third anniversary of the grant date.

Each of the Inducement Stock Option Agreement and Restricted Stock Agreement includes provisions for forfeiture if Mr. Mason’s service to Orthofix terminates prior to vesting, as well as provisions for prior acceleration upon any change of control of Orthofix or upon Mr. Mason’s death or disability.

Letter Agreement with Mr. Vaters

The Letter Agreement with Mr. Vaters provides that Mr. Vaters ceased to serve as an employee of the Subsidiary (and ceased serving as a member of the Board and as President and Chief Executive of the Company) as of March 12, 2013. While the parties have agreed to terminate Mr. Vaters’ existing employment agreement by mutual written consent, the Letter Agreement provides that Mr. Vaters shall be entitled to receive the compensation and other benefits provided for in the event of a termination by Orthofix without “cause” under his employment agreement.

As a result, Mr. Vaters will receive the following severance benefits:

•	Payment of an additional 30 days of salary and living and car allowance benefits;

•	Payment for accrued and unused vacation;

•	Payment of Mr. Vaters’ previously approved incentive plan bonus for the 2012 calendar year;

•	A lump sum cash severance payment in an amount equal to 200% of the “base amount” as defined in his employment agreement;

•	Eligibility for a 19.452% pro rata annual incentive program bonus for the 2013 fiscal year, to be determined by the Compensation Committee at the time 2013 annual incentive program bonus determinations are made for other senior executives of Orthofix, and to be paid (if any bonus is determined to be earned) at the time such incentive compensation is paid to other Orthofix senior executives but in no event later than March 15, 2014;

•	The ability to continue certain welfare benefit plans until the earlier of the date that is twenty four (24) months following March 12, 2013 or the date that he secures coverage from new employment;

•	A cash payment in the amount of $35,000 (net of any applicable withholdings) for use towards the costs and expenses of executive outplacement services or an education program; and

•	Accelerated vesting of certain Orthofix stock options and restricted stock, and an extended post-termination exercise period for certain Orthofix stock options, as set forth in Section 5.1(c) of his employment agreement.

The Letter Agreement provides that, 11,111 of the 40,000 shares of restricted Common Stock granted to Mr. Vaters on July 31, 2012 will vest, and that the remaining portion will be forfeited. In addition, all options to acquire Common Stock of the Company that were granted to Mr. Vaters on June 25, 2012 will be forfeited.

Item 7.01.	Regulation FD Disclosure.

On March 13, 2013, the Company issued a press release regarding certain of the matters described in Item 5.02. That press release is furnished herewith as Exhibit 99.1.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement, dated March 12, 2013, between Orthofix Inc., Orthofix International N.V. and Robert S. Vaters.

10.2	Employment Agreement, effective as of March 13, 2013, by and between Orthofix Inc. and Bradley R. Mason.

10.3	Inducement Grant Non-Qualified Stock Option Agreement, dated March 13, 2013, between Orthofix International N.V. and Bradley R. Mason.

10.4	Restricted Stock Grant Agreement under the Orthofix International N.V. 2012 Long-Term Incentive Plan, dated March 13, 2013, between Orthofix International N.V. and Bradley R. Mason.

99.1	Press release, dated March 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Jeffrey M. Schumm
Jeffrey M. Schumm Senior Vice President, General Counsel and Corporate Secretary

Date: March 13, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated March 12, 2013, between Orthofix Inc., Orthofix International N.V. and Robert S. Vaters.

10.2	Employment Agreement, effective as of March 13, 2013, by and between Orthofix Inc. and Bradley R. Mason.

10.3	Inducement Grant Non-Qualified Stock Option Agreement, dated March 13, 2013, between Orthofix International N.V. and Bradley R. Mason.

10.4	Restricted Stock Grant Agreement under the Orthofix International N.V. 2012 Long-Term Incentive Plan, dated March 13, 2013, between Orthofix International N.V. and Bradley R. Mason.

99.1	Press release, dated March 13, 2013.